Exhibit 4.1

CERTIFICATE OF DESIGNATION

OF

GAMEZNFLIX, INC.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issue of undesignated Preferred shares of the Company and does hereby fix and determine the rights, preferences, privileges, and restrictions of, and other matters relating to, that series, as follows and such issue shall not require the vote of the outstanding shares of Preferred Stock of the Company:

All Ten Million (10,000,000) shares of undesignated Preferred Stock shall be designated and known as “Series A Convertible Preferred Stock”, par value One Tenth of One Cent ($0.001), with the powers, preferences, rights, restrictions, and other matters as follows.

(1)         CONVERSION.        The holders of Series A Convertible Preferred Stock shall have conversion rights as follows (“Conversion Rights”):

(a)          Right to Convert.     Subject to subsection (b), each share of outstanding Series A Convertible Preferred Stock shall be convertible at any time into shares of restricted common stock (“Conversion Shares”) by giving not less than twenty (20) days written notice to the decision to convert. The conversion date will be the 20th day after the date of the written notice (“Conversion Date”).

The conversion formula for a Series A Convertible Preferred Stock share shall be Five Hundred (500) shares of restricted shares of Company common stock for each shares of Preferred Stock.

(b)          Mechanics of Conversion.

(i)          Before any holder of Series A Convertible Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such stock, and shall give written notice to the Company at such office that he elects to convert the same and shall state therein the number of shares to be converted and the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Company shall, as soon as practiicable thereafter, issue and deliver at such office to such holder of Series A Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date or surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii)          If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A Convertible Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Convertible Preferred Stock shall not be deemed to have converted such Series A Convertible Preferred Stock until immediately prior to the closing of such sale of securities.

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(c)          Adjustments to Conversion Rate for Stock Dividends and for Combinations or Subdivisions of Common Stock.     In the event that the Company at any time or from time to time after the first date of any issuance of Series A Convertible Preferred Stock (the “Original Issue Date”) shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Rate in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made. a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire common Stock.

(d)          Adjustments for Reclassification and Reorganization.      If the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 1(b) above or a merger or other reorganization referred to in Section 1(b) above), the Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Convertible Preferred Stock immediately before that change.

(e)          No Impairment.     The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

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(f)          Certificates as to Adjustments.      Upon the occurrence of each adjustment or readjustment of any Conversion Rate pursuant to this Section, the Company, at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Convertible Preferred Stock a certificate executed by the Company’s Chief Executive Officer setting forth such adjustment or readjustment and showing in detail the facts upon which the Company shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stuck and the amount if any, of other property which at the time would be received upon the conversion of the Series A Convertible Preferred Stock.

(g)          Notices of Record Date.    In the event that the Company shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities. whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall send to the holders of Series A Convertible Preferred Stock:

(i)          At least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

(ii)         In the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(h)          Reservation of Stock lssuable Upon Conversion.       The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(i)          Fractional Shares.         No fractional share shall be issued upon the conversion of any share or shares of Series A Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

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(j)          Notices.     Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if deposited iii the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

(2)         VOTING RIGHTS.     The holder of each share of Series A Convertible Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such share of Series A Convertible Preferred Stock could be converted on the record date for the vote or written consent of stockholders. In all cases any fractional share, determined on an aggregate conversion basis, shall be rounded to the nearest whole share. With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders meeting in accordance with the bylaws of the Company, and shall be entitled to vote, together with holders, of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote,

(3)         DIVIDENDS. The Company shall accrue (whether or not declared) an annual cumulative eight percent (8%) dividend on each share of Series A Convertible Preferred Stock. Subject to the requirements of Nevada law, the Company shall pay the cumulative dividend in cash or, in its sole discretion, in whole or in part in additional Conversion Shares, at the first to occur of (a) an initial public offering, or (2) conversion of all or part of the Series A Convertible Preferred Stock into Conversion Shares.

(4)         STATUS OF CONVERTED STOCK.     In the event any shares of Series A Convertible Preferred Stock shall be converted pursuant to Section 1 hereof, the shares so converted shall be canceled and shall not be issuable by the Company, and all such shares shall be canceled, retired and eliminated from the shares which the Company is authorized to issue.

(5)         SENIORITY OF SERIES A CONVERTIBLE PREFERRED STOCK. No additional shares of Series A Convertible Preferred Stock shall be authorized or issued that have rights, privileges and preferences equal to or senior to the Series A Convertible Preferred Stock as long as any Series Convertible Preferred Stock is outstanding

(6)         LIQUIDATION PREFERENCE. If the Company is liquidated while the Series A Convertible Preferred Stock remains outstanding, then after the Company pays its creditor obligations in full and reserve funds for the cost of liquidation, all available cash will first be distributed to the holders of Series A Convertible Preferred Stock in proportion to their investment in Series A Convertible Preferred Stock and cumulative unpaid dividends before any distributions are made to the holders of the Company’s common stock.

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(7)         RESTRICTIONS AND LIMITATIONS.   So long as any shares of Series Convertible Preferred Stock remain outstanding, the Company shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, amend these Articles of Incorporation if such amendment would adversely affect any of the rights, preferences or privileges provided for herein for the benefit of the Series A Convertible Preferred Stock.

RESOLVED FURTHER, that the Secretary of the Company is hereby authorized and directed to prepare, execute, verify and file, in the office of the Nevada Secretary of State, a Certificate of Designation in accordance with this resolution as required by law.

RESOLVED FURTHER, that the appropriate representatives of the Company be, and each of them hereby is, authorized, empowered and directed by, for, on behalf of the Company to do or cause to be done all acts and things to make all payments, and to execute and deliver all such agreements, documents, assignment, instruments of transfer and certificates, as may be necessary, or in the opinion of the representatives acting on behalf of the Company, appropriate to effectuate the intent of, or the transactions contemplated by the foregoing resolution, and effect performance by the Company of its obligations the execution thereof by such officers to be conclusive evidence that the same were authorized hereby.

GAMEZNFLIX, INC.

/s/ John Fleming	Date: April 23, 2008
John Fleming, Chief Executive Officer

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